Exhibit 10.1

CHANGE IN CONTROL AGREEMENT

This CHANGE IN CONTROL AGREEMENT (this “Agreement”) is entered into by and between Ooma, Inc., (the “Company” or “Ooma”) and Namrata Sabharwal (“you”), effective as of the date last executed by the Company or you, whichever is later (the “Effective Date”).

In the event a Change of Control occurs (as defined in the Company’s 2015 Equity Incentive Plan (the “Plan”)) and within 3 months prior to or 12 months following such Change of Control, either, (i) the Company (or any parent, subsidiary or successor of the Company) terminates your employment without Cause, or (ii) you terminate your employment with the Company (or any parent, subsidiary or successor of the Company) for Good Reason, then you shall vest in 100% of any then outstanding and unvested Equity Awards. The Equity Awards will otherwise remain subject to the terms and conditions of the applicable Equity Award agreement. Notwithstanding anything stated herein or elsewhere to the contrary, if the successor to the Company or any affiliate of such successor does not agree to assume, substitute or otherwise continue any then outstanding Equity Awards at the time of a Change in Control, then 100% of the then-unvested shares subject to the Equity Awards shall fully vest and, if applicable, become exercisable, as of immediately prior to, and contingent upon, the consummation of such Change in Control, regardless of whether your employment with the Company (or any parent, subsidiary or successor of the Company) continues or terminates for any reason.

The acceleration benefit described above is subject to you signing and not revoking a general release of all claims in a form provided by the Company, and such release becoming effective and irrevocable no later than the sixtieth (60th) day following your termination (such deadline, the “Release Deadline”). No benefits will be provided pursuant to this letter agreement until the release becomes effective and irrevocable.

If the Company terminates your employment as a result of your Disability where you are no longer willing or able to continue performing services for the Company, or your employment terminates due to your death, then you (or your estate) will not be entitled to receive the acceleration benefits described in this letter agreement.

Capitalized terms used in this letter agreement but not otherwise defined herein have the meaning given them in the Plan. For the purposes of this letter agreement:

“Cause” means you are terminated by the Company for any of the following reasons: (i) willful failure substantially to perform you duties and responsibilities to the Company or deliberate violation of a Company policy; (ii) commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct that has caused or is reasonably expected to result in material injury to the Company; (iii) unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom you owe an obligation of nondisclosure as a result of your relationship with the Company; or (iv) your willful breach of any of your obligations under any written agreement or covenant with the Company. The determination as to whether you are being terminated for Cause shall be made in good faith by the Company and shall be final and binding on you. The foregoing definition does not in any way limit the Company’s ability to terminate your employment or consulting relationship at any time, and the term “Company” will be interpreted to include any subsidiary, parent or affiliate, as appropriate.

“Equity Award” means each then outstanding award relating to the Company’s common stock (whether stock options, stock appreciation rights, shares of restricted stock, restricted stock units, performance shares, performance units or other similar awards).

“Good Reason” means your resignation due to the occurrence of any of the following conditions which occurs without your written consent, provided that the requirements regarding advance notice and an opportunity to cure set forth below are satisfied:

(i) A material reduction of your duties, authority or responsibilities with respect to the core aspects of your job, relative to such duties, authority or responsibilities in effect immediately prior to such reduction; provided, however, that the following shall not constitute Good Reason: (A) a reduction in such duties, authority or responsibilities solely by virtue of the Company being acquired and made part of a larger entity (as, for example, when such duties, authority and responsibility for the business of the Company remain materially the same following a Change in Control but such duties, authority and responsibility do not extend to the larger entity); or (B) a change in your reporting duties made on account of the Change in Control;

(ii) A 10% or more reduction in your then-current base salary or a 10% or more reduction in your base compensation (including base salary and bonus); or

(iii) The Company conditions your continued service with the Company on the relocation of your principal work location to a location that is more than twenty-five (25) miles from Sunnyvale, California (or your then-current principal work location) and such relocation results in an increase in your one-way commuting distance from your home by twenty-five (25) miles or more.

In order for you to resign for Good Reason, you must provide written notice to the Company of the existence of the Good Reason condition within ninety (90) days of the initial existence of such Good Reason condition. Upon receipt of such notice, the Company will have thirty (30) days during which it may remedy the Good Reason condition and not be required to provide the benefits described herein as a result of such proposed resignation. If the Good Reason condition is not remedied within such thirty (30) day cure period, you may resign based on the Good Reason condition specified in the notice effective no later than ninety (90) days following the expiration of the thirty (30) day cure period.

To the extent the terms set forth herein differ from the terms set forth in any offer letter, employment agreement, stock option agreement or any other agreement, written or oral, that you previously entered into with the Company, or that you enter into with the Company after the date of this letter agreement (each, an “Agreement”), the terms of such Agreement are hereby superseded unless specifically provided otherwise in a written agreement entered into by and between you and the Company (with respect to Agreements entered into after the date of this letter agreement, specific reference must be made to this letter agreement in order to supersede the terms set forth herein). All other terms of each Agreement shall remain in full force and effect.

Except as expressly set forth herein, the foregoing sets forth the entire agreement and understanding of the parties relating to the subject matter herein and merges all prior discussions between them. Nothing in this letter is intended to change the “at will” nature of your current employment relationship with Ooma. This means that you are free to resign at any time with or without cause or prior notice. Similarly, the Company is free to terminate our employment relationship with you at any time, with or without cause or prior notice. Although your job duties, title, compensation and benefits, as well as the Company’s policies and procedures, may change from time-to-time, the “at-will” nature of your employment may only be changed in a document signed by you and the CEO of the Company. In addition, your employment with the Company is subject to the Company’s general employment policies, many of which are described in the Company’s Employee Handbook.

To indicate your acceptance of this letter, please sign and date this letter and return one original copy to me. This letter may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

Sincerely,	Agreed and Accepted:

Eric Stang, CEO	Namrata Sabharwal

Date:	Date: